Exhibit 99.8

June 11, 2015

Jupai Holdings Limited

10th Floor, Jin Sui Building

379 South Pudong Road

Pudong New District

Shanghai 200120

People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Jupai Holdings Limited (the “Company”), and any amendments thereto, which indicate that I have accepted the appointment to become a director of the Company. I further agree that upon the effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Xin Zhou

Name: Xin Zhou